EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 filed on June 28, 2010) pertaining to the Hudson Pacific Properties, Inc. and Hudson Pacific Properties, L.P. 2010 Incentive Award Plan of our report dated May 12, 2010 with respect to the balance sheet of Hudson Pacific Properties, Inc.; our report dated April 9, 2010 with respect to the combined financial statements and schedule of Hudson Pacific Properties, Inc. Predecessor; our report dated April 9, 2010 with respect to the combined statement of revenues and certain expenses of GLB Encino, LLC and Glenborough Tierrasanta, LLC; our report dated February 16, 2010 with respect to the statement of revenues and certain expenses of City Plaza; and our report dated April 9, 2010 with respect to the statements of revenues and certain expenses of Howard Street Associates, LLC, all included in the Registration Statement on Form S-11 (No. 333-164916), as amended, and the related Prospectus dated June 23, 2010 of Hudson Pacific Properties, Inc. for the registration of its common stock, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Los Angeles, California

June 28, 2010